 Exhibit 5.1

Forbes Hare LLP

5 King’s Bench Walk

Temple, London EC4Y 7DN

United Kingdom

AlphaTON Capital Corp. Clarence Thomas Building, Road Town, Tortola, British Virgin Islands 25 November 2025

Dear Sirs

AlphaTON Capital Corp. (the “Company”)

We are lawyers licensed and qualified to practice law in the British Virgin Islands. We have acted as special British Virgin Islands counsel to the Company to provide this legal opinion in connection with the Company's Registration Statement on Form F-3, including all amendments or supplements thereto ("Form F-3"), filed with the Securities and Exchange Commission under the United States Securities Act of 1933, as amended, (the "Registration Statement") related to (i) the registration and offering of an indeterminate (a) number of ordinary shares of the Company of no par value each (the “Ordinary Shares”); (b) number of warrants to purchase Ordinary Shares (the “Warrants”); (c) number of units of Ordinary Shares or Warrants as shall collectively have an aggregate initial offering price not exceeding US$40,000,000, and (ii) the Company’s sales agreement prospectus supplement to the Base Prospectus (the “Prospectus Supplement”) relating to the issuance and sale of Ordinary Shares having an aggregate offering price of up to $15,301,818 (“Sales Agreement Shares”), pursuant to the At The Market Offering Agreement between the Company and Chardan Capital Markets, LLC (the “Sales Agreement”). In this letter, the term “Prospectus” refers to the Base Prospectus, as supplemented by the Prospectus Supplement and any additional amendment to the Prospectus Supplement.

1.	Documents Reviewed

We have reviewed originals, copies or drafts of the following documents:

1.1.	The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the "Registry of Corporate Affairs") on 25 November 2025 including:

a)	the Company’s Certificate of Incorporation; and

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b)	the Company’s amended and restated Memorandum and Articles of Association.

1.2.	A certificate of good standing dated 25 November 2025 issued by the Registrar of Corporate Affairs, with respect to the Company (the “Certificate of Good Standing”).

1.3.	A Registered Agent’s Certificate dated 25 September 2025 issued by FH Corporate Services Ltd., the Company’s registered agent (the “Registered Agent’s Certificate").

1.4.	The records of proceedings on file with and available for inspection on 25 November 2025 at the British Virgin Islands High Court Registry.

1.5.	The written resolutions of the board of directors of the Company passed on 3 August 2025 (the “Resolutions”).

1.6.	The Registration Statement.

2.	Assumptions

In giving this opinion we have assumed, without further verification, the completeness and accuracy of the Registered Agent’s Certificate and the Certificate of Good Standing and that the information contained in such certificates remains accurate as at the date of this opinion. We have also relied upon the following assumptions, which we have not independently verified:

2.1.	Copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2.	All signatures, initials and seals are genuine.

2.3.	The accuracy and completeness of all factual representations expressed in or implied by the documents we have examined.

2.4.	That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.5.	The Resolutions remain in full force and effect and have not been revoked.

2.6.	That the Company’s issuance of any Ordinary Shares is in compliance with its Memorandum and Articles of Association.

2.7.	That the Company is not conducting a "regulated activity" under a "financial services enactment" as defined under the Regulatory Code, 2009 (as amended).

2.8.	That the Company is in compliance with the British Virgin Islands Economic Substance (Companies and Limited Partnerships) Act 2018 (as amended).

2.9.	There is nothing under any law (other than the law of the British Virgin Islands) which would or might affect the opinions hereinafter appearing. Specifically, we have made no independent investigation of the laws of the State of New York.

3.	Opinion

Based upon, and subject to, the foregoing assumptions and the qualifications set out in section 4 below, and having regard to such legal considerations as we consider relevant, we are of the opinion that:

3.1.	The Company is a company limited by shares and registered under the BVI Business Companies Act (2020 Revision), as amended, in good standing at the Registry of Corporate Affairs and validly existing under the laws of the British Virgin Islands, and possesses the capacity to sue and be sued in its own name.

3.2.	The Company is authorised to issue an unlimited number of shares of no par value of one single class.

3.3.	Each of the Ordinary Shares to be offered and sold by the Company as contemplated by the Registration Statement and the Sales Agreement will, when:

a)	specifically authorised for issuance by the board of directors of the Company;

b)	issued by the Company against payment in full, of the consideration, in accordance with the terms set out in in the Sales Agreement; and

c)	duly registered in the Company’s register of members (shareholders),

be validly authorised, issued, fully paid and non-assessable (meaning that no further sums are payable to the Company on such Ordinary Shares).

4.	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1.	To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.

4.2.	The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the British Virgin Islands.

4.3.	We make no comment with regard to the references to foreign statutes in the Registration Statement.

4.4.	This opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the British Virgin Islands which are in force on the date of this opinion.

5.	Consents

In connection with the above opinion, we hereby consent to (i) the use of our name in the Registration Statement, the prospectus constituting a part thereof and all amendments thereto under the caption “Legal Matters” and (ii) to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

This opinion may be relied upon by the addressee only. It may not be relied upon by any other person except with our prior written consent.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Forbes Hare LLP

Forbes Hare LLP

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